Exhibit 99.1

CRAiLAR Technologies Announces Resignation of CEO

VICTORIA, Nov.12, 2014 - CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCQB: CRLRF), which produces and markets CRAiLAR® Flax fiber The Friendliest Fiber On The Planet™, announces management changes.

The Company reports that Ken Barker has resigned as Chief Executive Officer and a Director of the Company. Mr. Barker has been the Company's Chief Executive Officer since August 24, 2006, and a member of our Board since January 11, 2006. In conjunction with the Board's acceptance of his resignation, Mr. Barker has agreed to continue on as a consultant for one year. In his consulting role Mr. Barker will be Chief Strategic Advisor to the Company and will continue to work with the Company's executive team.

Lesley Hayes, Chair of the Board of Directors has been appointed the interim Chief Executive Officer of the Company. Jason Finnis, President and Chief Innovation Officer will assume the additional responsibility for plant operations and Ted Sanders, Chief Financial Officer and Treasurer will assume responsibility for Sales and Marketing. The Company has initiated a search for a fulltime CEO to replace Mr. Barker.

"On behalf of the company and our Board, we are extremely appreciative of the many years of selfless hard work that Ken brought as CRAiLAR's leader. We are grateful that Ken has agreed to work with the CRAiLAR team and be available to advise and smoothly transition his responsibilities", stated Lesley Hayes

About CRAiLAR Technologies Inc.

CRAiLAR Technologies Inc. is focused on bringing cost-effective, sustainable bast fiber-based products to market that are environmentally friendly natural fiber alternatives with equivalent or superior performance characteristics to cotton, wood or fossil-fuel based fibers. The Company's business operations consist primarily of the production of its natural and proprietary CRAiLAR® Flax fibers targeted at the natural yarn and textile industries, as well as the deployment of its CRAiLAR® processing technologies in the cellulose pulp and composites industries.

Safe Harbor Statement

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

SOURCE Crailar Technologies Inc.

For further information:

Investor Relations Contact:Genesis Select Corp: Jeff Fowlds, CEO, (303) 415-0200; Budd Zuckerman, President, bzuckerman@genesisselect.com, (303) 415-0200;

CRAiLAR: Ted Sanders, CFO, ir@crailar.com, 1-(866) 436 7869;

CRAiLAR Media: Jay Nalbach, CMO, pr@crailar.com, 1-(866) 436 7869